UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  March 6, 2008
(Date of earliest event reported)

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:  001-31390

Delaware	06-1195422
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2400 Xenium Lane North
Plymouth, Minnesota 55441
(Address of principal executive offices, including zip code)

(763) 551-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On March 6, 2008, Christopher & Banks Corporation (the “Company”) issued a press release disclosing material nonpublic information regarding the Company’s sales results for the 13-week and 52-week periods ended March 1, 2008.  A copy of this press release is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01  Regulation FD Disclosure.

On March 6, 2008, the Company issued a press release disclosing material nonpublic information regarding the Company’s sales results for the four-week period ended March 1, 2008.

The press release also included disclosure regarding the Company’s auction rate securities (“ARS”).  As of March 1, 2008, the Company held approximately $24.6 million in principal amount of ARS which have AAA (S&P) or Aaa (Moody’s) credit ratings.  Beginning February 13, 2008 through March 5, 2008, the Company has experienced failed auctions for 16 ARS issues, representing approximately $20.1 million in principal of the ARS held by the Company.  Management believes the Company has the ability to hold these ARS on a long-term basis due to the fact that other liquid cash and cash equivalents are considered sufficient to meet the reasonably foreseeable future cash needs of the Company.  The Company will continue to monitor circumstances related to the ARS to determine if any temporary or permanent impairment is indicated.

In the press release, the Company also announced that it is evaluating whether there are non-cash impairments of long-lived assets or goodwill that primarily relate to its Acorn division.  The Company also provided an updated estimate of its fourth quarter loss per share prior to any non-cash impairment charges from the evaluation of its Acorn assets or potential impacts from ARS.

A copy of this press release is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99     Press Release issued by Christopher & Banks Corporation dated March 6, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Andrew K. Moller
Andrew K. Moller
Executive Vice President and Chief Financial
Officer

Date: March 6, 2008

EXHIBIT INDEX

Exhibit Number	Description

99	Press Release issued by Christopher & Banks Corporation dated March 6, 2008.